Exhibit 5.1

September 21, 2007

América Móvil, S.A.B. de C.V.

Lago Alberto 366

Colonia Anáhuac

11320 México, D.F.

México

Ladies and Gentlemen:

We have acted as special United States counsel to América Móvil, S.A.B. de C.V., a Mexican sociedad anónima bursátil de capital variable (the “Company”) and Radiomóvil Dipsa, S.A. de C.V., a Mexican sociedad anónima de capital variable (the “Guarantor”) in connection with the Company’s filing of a registration statement on Form F-4 (the “Registration Statement”) in respect of up to Ps.8,000,000,000 aggregate principal amount 8.46% Senior Notes Due 2036 (the “Exchange Notes”) to be offered in exchange for up to Ps.8,000,000,000 aggregate principal amount of the Company’s outstanding 8.46% Senior Notes Due 2036 (the “Original Notes”). The Exchange Notes will be issued under the indenture dated as of March 9, 2004 (the “Base Indenture”), as supplemented by the Fifth Supplemental Indenture, dated as of December 14, 2004 (the “Fifth Supplemental Indenture”), the Eighth Supplemental Indenture, dated as of September 29, 2006 (the “Eighth Supplemental Indenture”), and the Ninth Supplemental Indenture, dated as of December 18, 2006 (the “Ninth Supplemental Indenture” and, together with the Base Indenture, the Fifth Supplemental Indenture and the Eighth Supplemental Indenture, the “Indenture”), among the Company, the Guarantor and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”). Pursuant to the Indenture, the Guarantor will unconditionally guarantee (such guarantees, the “Guarantees”) all of the Company’s obligations under the Exchange Notes.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

América Móvil, S.A.B. de C.V., p. 2

(b)	the form of the Exchange Notes and the related guarantees included in Exhibit 4.2 to the Registration Statement; and

(c)	an executed copy of the Indenture.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and the Guarantor and such other instruments and other certificates of public officials, officers and representatives of the Company and the Guarantor and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes and the Guarantees will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes and the related Guarantees, in the form included in Exhibit 4.2 to the Registration Statement, have been duly executed and authenticated in accordance with the Indenture, and duly issued and delivered by the Company and the Guarantor in exchange for an equal principal amount of Original Notes, (a) the Exchange Notes will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture and (b) the Guarantees will be the valid, binding and enforceable obligations of the Guarantor, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Guarantor, (a) we have assumed that the Company, the Guarantor and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience are normally applicable to general business entities in relation to the transactions contemplated in the Indenture), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the enforceability of Section 1010 of the Base Indenture providing for indemnification by the Company and the Guarantor of the Trustee and the holders of securities issued under the Indenture against any loss in obtaining the currency due to the Trustee or such holders under the Indenture from a court judgment in another currency.

América Móvil, S.A.B. de C.V., p. 3

In addition, we note that the waiver of defenses relating to the Guarantees in Section 1101 of the Base Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement and the related prospectus under the headings “Taxation” and “Validity of the Exchange Notes.” In giving this consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Francisco L. Cestero
Francisco L. Cestero, a Partner